Exhibit 4.1

THIS NOTE AND THE ORDINARY SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE ORDINARY SHARES ISSUABLE HEREUNDER MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR ANY SHARES ISSUABLE HEREUNDER UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BORROWER (AS DEFINED BELOW) OR ITS TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

Effective Date: April 15, 2020	U.S. $1,595,000.00

FOR VALUE RECEIVED, Naked Brand Group Limited, an Australia corporation (“Borrower”), promises to pay to St. George Investments LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $1,595,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date (the “Maturity Date”) that is twenty-four (24) months after the date first written above (the “Effective Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of twenty percent (20%) per annum for Conversion Eligible Tranches (as defined below), from the Effective Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Note is issued pursuant to that certain Securities Purchase Agreement dated April 15, 2020, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $75,000.00. In addition, Borrower agrees to pay $20,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”), all of which amount is fully earned and included in the initial principal balance of this Note. The purchase price for this Note and the Warrant (as defined in the Purchase Agreement) shall be $1,500,000.00 (the “Purchase Price”), computed as follows: $1,595,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by delivery of the Investor Note (as defined in the Purchase Agreement) and payment of the Initial Cash Purchase Price (as defined the Purchase Agreement) by wire transfer of immediately available funds. This Note shall be comprised of two (2) tranches (each, a “Tranche”), consisting of (i) an initial Tranche in an amount equal to $807,500.00 and any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents (as defined in the Purchase Agreement) (the “Initial Tranche”), and (ii) one (1) additional Tranche in the amount of $787,500.00, plus any interest, costs, fees or charges accrued thereon or added thereto under the terms of this Note and the other Transaction Documents (the “Subsequent Tranche”). The Initial Tranche shall correspond to the Initial Cash Purchase Price, $37,500.00 of the OID and the Transaction Expense Amount, and may be converted into Ordinary Shares (as defined below) any time subsequent to the Purchase Price Date. The Subsequent Tranche shall correspond to the Investor Note and $37,500.00 of the OID. Lender’s right to convert any portion of the Subsequent Tranche is conditioned upon Lender’s payment in full of the Investor Note (upon the satisfaction of such condition, the Subsequent Tranche becomes a “Conversion Eligible Tranche”). In the event Lender exercises its Lender Offset Right (as defined below) with respect to a portion of the Investor Note and subsequently pays in full the remaining outstanding balance of such Investor Note, the Subsequent Tranche shall be deemed to be a Conversion Eligible Tranche only for the portion of such Tranche that was paid for in cash by Lender and the portion of the Investor Note that was offset pursuant to Lender’s exercise of the Lender Offset Right shall not be included in the applicable Conversion Eligible Tranche. For the avoidance of doubt, subject to the other terms and conditions hereof, including those set forth in the first sentence of Section 3.1, the Initial Tranche shall be deemed a Conversion Eligible Tranche as of the Purchase Price Date for all purposes hereunder and may be converted in whole or in part at any time subsequent to the Purchase Price Date, and if the Subsequent Tranche becomes a Conversion Eligible Tranche it may be converted in whole or in part at any time subsequent to the first date on which the Subsequent Tranche becomes a Conversion Eligible Tranche. For all purposes hereunder, Conversion Eligible Tranches shall be converted in order of the lowest-numbered Conversion Eligible Tranche and Conversion Eligible Tranches may be converted in one or more separate Conversions (as defined below), as determined in Lender’s sole discretion. At all times hereunder, the aggregate amount of any costs, fees or charges incurred by or assessable against Borrower hereunder, including, without limitation, any costs, fees or charges incurred in connection with an Event of Default (as defined below), shall be added to the lowest-numbered then-current Conversion Eligible Tranche.

1. Payment; Prepayment; Financing Completion Failure.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance of a Conversion Eligible Tranche and to exercise the Borrower Offset Right with respect to all or any portion of the Outstanding Balance of any other Tranche (less such portion of the Outstanding Balance of a Conversion Eligible Tranche for which Borrower has received a Conversion Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered). Except to the extent Borrower exercises the Borrower Offset Right, if Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 125% multiplied by the portion of the Outstanding Balance Borrower elects to prepay.

1.3. Section 4 Covenant Failure. Upon the occurrence of each Section 4 Covenant Failure, the Outstanding Balance shall automatically be increased by ten percent (10%) of the then-current Outstanding Balance. For the avoidance of doubt, a Section 4 Covenant Failure shall not be considered an Event of Default (as defined below) hereunder.

2. Security; Subordination. This Note is unsecured. This Note is subject in all respects to the Subordination Deed (as defined in the Purchase Agreement).

3. Lender Optional Conversion.

3.1. Conversions. Lender has the right at any time after the earlier of (a) the date that is six (6) months from the date a Tranche becomes a Conversion Eligible Tranche, and (b) the date the Registration Statement (as defined in the Purchase Agreement) becomes effective until the Outstanding Balance has been paid in full, at its election, to convert (“Conversion”) all or any portion of the Outstanding Balance of the Conversion Eligible Tranches into shares (“Conversion Shares”) of fully paid and non-assessable ordinary shares, no par value per share (“Ordinary Shares”), of Borrower as per the following conversion formula: the number of Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Conversion Price (as defined below). Conversion notices in the form attached hereto as Exhibit A (each, a “Conversion Notice”) may be effectively delivered to Borrower by any method set forth in the “Notices” Section of the Purchase Agreement, and all Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Conversion Shares from any Conversion to Lender in accordance with Section 9 below.

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3.2. Conversion Price. Subject to adjustment as set forth in this Note, the price at which Lender has the right to convert all or any portion of the Outstanding Balance of the Conversion Eligible Tranches into Ordinary Shares is $4.00 per Ordinary Share (the “Conversion Price”).

4. Defaults and Remedies.

4.1. Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay (i) the Outstanding Balance at the Maturity Date, (ii) any Redemption Amount when due and payable, or (iii) any other principal, interest, fees, charges, or any other amount within five (5) days of when due and payable hereunder (for the avoidance of doubt, the foregoing five (5) day cure period only applies to clause (iii)); (b) Borrower fails to deliver any Conversion Shares within three (3) Trading Days of when due hereunder or otherwise fails to deliver any Conversion Shares in accordance with the terms hereof; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower makes a general assignment for the benefit of creditors; (f) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Borrower and such proceeding shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (h) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any material covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement; (i) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (j) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (k) Borrower effectuates a reverse split of its Ordinary Shares without ten (10) Trading Days prior written notice to Lender; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $1,000,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (m) Borrower fails to be DWAC Eligible; (n) Borrower fails to observe or perform any covenant set forth in Section 4(i) – (iv) of the Purchase Agreement; (o) Borrower fails to observe or perform any covenant set forth in Section 4(v) or (vi) of the Purchase Agreement; or (p) Borrower, any affiliate of Borrower, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreements. Notwithstanding the foregoing, the occurrence of any of the events specified in Section 4.1(h) – (p) above shall not be considered an Event of Default if cured within thirty (30) days of the occurrence of such event.

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4.2. Remedies. At any time and from time to time after Lender becomes aware of the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount, and/or exercise the Lender Offset Right. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable and/or exercise the Lender Offset Right at any time while such Event of Default is continuing and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein while such Event of Default is continuing unless otherwise agreed to by Lender in writing). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (c), (d), (e), (f) or (g) of Section 4.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) per annum for the Conversion Eligible Tranches, or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Conversions at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, except as described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2 or this note is converted in full pursuant to Section 3. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind (except as set forth in Section 23 below). Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Adjustments.

7.1. Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination.

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7.2. Reclassification, Reorganization and Consolidation; Fundamental Transaction. In case of any reclassification, capital reorganization, or change in the capital stock of Borrower (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7.1 above), or in case a Fundamental Transaction is consummated, then Company shall make appropriate provision so that Lender shall receive upon Conversion of this Note the kind and amount of shares of stock and/or other securities or property receivable in connection with such reclassification, reorganization, or change, or Fundamental Transaction, by a holder of the same number of Ordinary Shares as were receivable by Lender upon Conversion of this Note immediately prior to such reclassification, reorganization, or change, or Fundamental Transaction. In any such case appropriate provisions shall be made with respect to the rights and interest of Lender so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon Conversion hereof.

8. Borrower Redemptions. Beginning on the date that is six (6) months from the date a Tranche becomes a Conversion Eligible Tranche and at any time thereafter until this Note is paid in full, Lender shall have the right to cause the Borrower to redeem any portion of such Conversion Eligible Tranche (the amount of each exercise, the “Redemption Amount”) up to the Maximum Monthly Redemption Amount in any given calendar month by providing written notice (each, a “Redemption Notice”) delivered to Borrower by facsimile, email, mail, overnight courier, or personal delivery. Upon receipt of any Redemption Notice, Borrower shall pay the applicable Redemption Amount in cash to Lender within three (3) Trading Days of Borrower’s receipt of such Redemption Notice (the “Redemption Amount Payment Date”). For the avoidance of doubt, in the event Borrower fails to pay any Redemption Amount to Lender by the applicable Redemption Amount Payment Date for any reason, including, but not limited to, Borrower’s inability to make such payment in cash as a result of its payment restrictions or other obligations under the Subordination Deed, such failure to pay the Redemption Amount shall still be considered an Event of Default hereunder.

9. Method of Conversion Share Delivery.

9.1. On or before the close of business on the third (3rd) Trading Day following the date of delivery of a Conversion Notice (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Conversion Notice. If Borrower is not DWAC Eligible, it shall deliver to Lender or its broker (as designated in the Conversion Notice), via reputable overnight courier, a certificate representing the number of Ordinary Shares equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above.

9.2. Notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender in certificated form with a restricted securities legend, but otherwise in accordance with the provisions of this Section 9. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its transfer agent’s counsel explaining why the issuance of the applicable Conversion Shares via DWAC or otherwise without a restricted securities legend violates Rule 144. The Lender acknowledges that the Conversion Shares shall bear a legend so long as the applicable holding period under Rule 144 has not been met or any other conditions of Rule 144, including the requirement for current public information to be available, would apply to sale of the Conversion Shares. For the avoidance of doubt, it shall not constitute an Event of Default to deliver Conversion Shares in accordance with this Section 9.2.

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10. Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframe stated in Section 9, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the date a tranche becomes a Conversion Eligible Tranche for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the third (3rd) Trading Day, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 100% of the applicable Conversion Share Value) will be assessed for each day after the fifth (5th) Trading Day until Conversion Share delivery is made; and such late fee will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”)

11. Restriction on Equity Sales. If at any time after the date that is six (6) months from the date a tranche becomes a Conversion Eligible Tranche, Borrower is unable to issue Ordinary Shares to Lender as result of any lock-up or other agreement or restriction prohibiting the issuance of Ordinary Shares for a certain period of time (the “Lock-Up”), then, at Lender’s option, the Outstanding Balance of each such Conversion Eligible Tranche will be increased by three percent (3%) for each thirty (30) day period that Borrower is prohibited from issuing Ordinary Shares (which increase shall be pro-rated for any partial period). For the avoidance of doubt, if Lender elects to increase the Outstanding Balance of the Conversion Eligible Tranches as set forth in the previous sentence, Lender shall be deemed to have waived its right to call an Event of Default for failure to deliver Conversion Shares as a result of the Lock-Up.

12. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership and the percentage of beneficial ownership of Ordinary Shares will be determined pursuant to Section 13(d) of the 1934 Act. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% until increased or decreased by Lender as set forth below. By written notice to Borrower, Lender may increase or decrease the Maximum Percentage, up to a maximum of 9.99%, but any such increase will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

13. Transfer to Comply with the Securities Act. This Note and the Conversion Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”). Neither this Note nor the Conversion Shares may be sold, transferred, pledged or hypothecated without (a) an effective registration statement under the 1933 Act relating to such security or (b) an opinion of counsel reasonably satisfactory to Borrower that registration is not required under the 1933 Act; provided, however, that the foregoing restrictions on transfer shall not apply to the transfer of the Note to an affiliate of Lender. Until such time as registration has occurred under the 1933 Act, each certificate for this Note and any Conversion Shares shall contain a legend, in form and substance satisfactory to counsel for Borrower, setting forth the restrictions on transfer contained in this Section 13; provided, however, that Borrower acknowledges and agrees that any such legend shall be removed from all certificates for DTC Eligible Ordinary Shares delivered hereunder, provided that the applicable holding period under Rule 144 has been met and no other conditions of Rule 144, including the requirement for current public information to be available, would apply to sale of the Conversion Shares. Subject to the foregoing, upon receipt of a duly executed assignment of this Note, Borrower shall register the transferee thereon as the new holder on the books and records of Borrower and such transferee shall be deemed a “registered holder” or “registered assign” for all purposes hereunder, and shall have all the rights of Lender under this Note. Until this Note is transferred on the books of Borrower, Borrower may treat Lender as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

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14. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel, provided such counsel is reasonably acceptable to Borrower.

15. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

16. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

17. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

18. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

19. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Ordinary Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

20. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

21. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the date a Tranche becomes a Conversion Eligible Tranche for purposes of determining the holding period under Rule 144).

22. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

23. Offset Rights. Notwithstanding anything to the contrary herein or in any of the other Transaction Documents, (a) the parties hereto acknowledge and agree that Lender maintains a right of offset pursuant to the terms of the Investor Note that, under certain circumstances, permits Lender to deduct amounts owed by Borrower under this Note from amounts otherwise owed by Lender under the Investor Note (the “Lender Offset Right”), and (b) at any time Borrower shall be entitled to deduct and offset any amount owing by Lender under the Investor Note from any amount owed by Borrower under this Note, in which event the OID allocated to the Subsequent Tranche and any increase in the Outstanding Balance of the Subsequent Tranche upon exchange of the Warrant shall be forgiven on a pro rata basis (the “Borrower Offset Right”). In order to exercise the Borrower Offset Right, Borrower must deliver to Lender a signed notice of its intent to exercise the Borrower Offset Right. For the avoidance of doubt, Borrower shall not incur any prepayment premium set forth in Section 1.2 hereof with respect to any portions of this Note that is satisfied by way of a Borrower Offset Right.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:
Naked Brand Group Limited

By:	/s/ Justin Davis-Rice
Name:	Justin Davis-Rice
Title:	Director

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

St. George Investments LLC

By: Fife Trading, Inc., its Manager

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Closing Trade Price” means the last closing trade price for the Ordinary Shares on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last trade price, respectively, of the Ordinary Shares prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or if the foregoing does not apply, the last closing trade price of the Ordinary Shares in the over-the-counter market on the electronic bulletin board for the Ordinary Shares as reported by Bloomberg, or, if no closing trade price is reported for the Ordinary Shares by Bloomberg, the average of the bid and ask prices of any market makers for the Ordinary Shares as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Trade Price cannot be calculated for the Ordinary Shares on a particular date on any of the foregoing bases, the Closing Trade Price of the Ordinary Shares on such date shall be the fair market value as mutually determined by Lender and Borrower. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A2. “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion Notice multiplied by the Closing Trade Price of the Ordinary Shares on the Delivery Date for such Conversion.

A3. “Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by (a) fifteen percent (15%) for each occurrence of any Major Default, or (b) five percent (5%) for each occurrence of any Minor Default, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided that the Default Effect may only be applied two (2) times hereunder with respect to Major Defaults and three (3) times hereunder with respect to Minor Defaults; provided, however, that the percentage increases to the Outstanding Balance from applying the Default Effect shall not in any event exceed twenty-five percent (25%) in the aggregate; provided further that the Default Effect shall not apply to any Event of Default pursuant to Section 4.1(b) hereof.

A4. “DTC” means the Depository Trust Company or any successor thereto.

A5. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A6. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A7. “DWAC Eligible” means that (a) Borrower’s Ordinary Shares is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A8. “Financing Completion Failure” means the failure to timely comply with the covenant found in Section 4(vii) of the Purchase Agreement.

A9. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, unless the holders of the voting securities of Borrower prior to such transaction own 50% or more of the outstanding voting securities of the surviving person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Ordinary Shares (which, for the avoidance of doubt, shall not include a stock dividend, stock split, stock combination or similar transaction), or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

Attachment 1 to Convertible Promissory Note, Page 1

A10. “Major Default” means any Event of Default occurring under Sections 4.1(a) or 4.1(n).

A11. “Mandatory Default Amount” means the Outstanding Balance following the application of the Default Effect.

A12. “Market Capitalization” means a number equal to (a) the average VWAP of the Ordinary Shares for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding Ordinary Shares as reported on Borrower’s most recently filed Form 10-Q or Form 10-K.

A13. “Maximum Monthly Redemption Amount” means $150,000.00 for each Conversion Eligible Tranche.

A14. “Minor Default” means any Event of Default that is not a Major Default.

A15. “OID” means an original issue discount.

A16. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A17. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A18. “Purchase Price Date” means the date the Initial Cash Purchase Price is delivered by Lender to Borrower.

A19. “Registration Statement Filing Failure” means the failure to timely comply with the covenant found in Section 4(v) of the Purchase Agreement.

A20. “Registration Statement Effectiveness Failure” means the failure to timely comply with the covenant found in Section 4(vi) of the Purchase Agreement.

A21. “Section 4 Covenant Failure” means a Financing Completion Failure, a Registration Statement Filing Failure or a Registration Statement Effectiveness Failure.

A22. “Trading Day” means any day on which the Capital Market of the Nasdaq Stock Market (or such other principal market for the Ordinary Shares) is open for trading.

A23. “VWAP” means the volume weighted average price of the Ordinary Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Convertible Promissory Note, Page 2

EXHIBIT A

St. George Investments LLC

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

Naked Brand Group Limited	Date: ___________

Attn: Anna Johnson

c/o Bendon Limited

Building 7C, Huntley Street

Alexandria

NSW 2015, Australia

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Naked Brand Group Limited, an Australia corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on April 15, 2020 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable Ordinary Shares of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________
B.	Conversion #: ____________
C.	Conversion Amount: ____________
D.	Conversion Price: _______________
E.	Conversion Shares: _______________ (C divided by D)
F.	Remaining Outstanding Balance of Note: ____________*

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Conversion Notice (by facsimile transmission or otherwise) to:

[Signature Page Follows]

Exhibit A to Convertible Promissory Note, Page 1

Sincerely,

Lender:

St. George Investments LLC

By: Fife Trading, Inc., its Manager

By:
John M. Fife, President

Affirmed:

Naked Brand Group Limited

By:
Name:
Title:

Exhibit A to Convertible Promissory Note, Page 2